Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224627

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 17, 2018)

CURIS, INC.

Common Stock

Prior to the date of this Prospectus Supplement, Cowen and Company, LLC, or Cowen, made offers and sales of our common stock, $0.01 par value per share, pursuant to a Sales Agreement, dated July 2, 2015 (the “Sales Agreement”) through prior prospectuses dated September 2, 2015 and May 17, 2018. As of the date of this prospectus supplement, the Sales Agreement has been terminated and the at-the-market offering program set forth in the Sales Agreement is no longer available for use by us. We have stopped making offers and sales under the Sales Agreement and will not recommence such offers or sales.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2020.